Exhibit 99.1

CONTACT:

Tracey Schroeder

Chief Marketing Officer

Tracey.Schroeder@trubridge.com

TRUBRIDGE NAMES MICHAEL DAUGHTON AS CHIEF BUSINESS OFFICER TO ADVANCE MISSION OF STRENGTHENING RURAL AND COMMUNITY HEALTHCARE

TruBridge is the platform of choice for rural and community healthcare - driven by a relentless focus on client success and execution at a time when providers need us most.

MOBILE, AL (October 3, 2025) – TruBridge (NASDAQ: TBRG), a leading provider of revenue cycle management and healthcare technology solutions for rural and community healthcare organizations, today announced the appointment of Michael (Mike) Daughton as Chief Business Officer, effective October 6, 2025. In this new role Daughton will oversee client-centered excellence and growth, reporting directly to Chris Fowler, president and chief executive officer.

Daughton is a strategic healthcare leader with 30 years of experience driving shareholder value through commercial execution and client-centered innovation. He spent more than a decade with the M*Modal and AQuity family of companies, leading commercial execution that delivered multiple successful shareholder outcomes, including 3M’s $1B acquisition of M*Modal’s technology business, AQuity’s dividend recapitalization, and its subsequent acquisition by IKS Health. Earlier in his career, he held sales leadership roles at Optum and recently served as Chief Commercial Officer at EnableComp.

Commenting on the announcement, Fowler said, “I am excited to welcome Mike Daughton to the TruBridge team. His reputation for building high-performing teams and consistently delivering enterprise value and measurable impact for investors and clients made him the perfect fit for this role. His knowledge of the industry and wealth of experience leading successful commercial teams will be invaluable to TruBridge as a trusted champion for rural and community healthcare—committed to enabling both clinical excellence and financial health.”

About TruBridge

TruBridge proudly supports rural and community healthcare providers in their efforts to stay strong, independent, and deeply rooted in the communities they serve. Backed by more than 45 years of healthcare experience and trusted by over 1,500 clients nationwide, we offer a mix of technology, services, and strategic expertise — including revenue cycle management (RCM), electronic health records (EHR) and analytics — all designed singularly for the realities of rural and community healthcare. With a steadfast commitment to keeping care local, TruBridge helps hospitals flourish as the economic heart of their communities, delivering high-quality, deeply personal care close to home.

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